Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Monarch Casino & Resort, Inc. 1993 Executive Long Term Incentive Plan of Monarch Casino & Resort, Inc. and to the incorporation by reference therein of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of Monarch Casino & Resort, Inc. included in its Annual Report Form 10-K for the year ended December 31, 2006, Monarch Casino & Resort, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, Inc. filed with the Securities andExchange Commission.

Las Vegas, Nevada June 29, 2007 /s/ Ernst & Young, LLP